Exhibit 99.1
1105 Peters Road
Harvey, Louisiana 70058
(504) 362-4321
Fax (504) 362-1818
NYSE: SPN

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT: Terence Hall, CEO; Robert Taylor, CFO; Greg Rosenstein, VP of Investor Relations, 504-362-4321
Superior Energy Services, Inc. completes Exchange Offer for
6 7/8% Senior Notes Due 2014
(Harvey, LA, Wednesday, November 29, 2006) Superior Energy Services, Inc. (NYSE: SPN) announced today that as of 5:00 p.m., New York City time, on November 27, 2006, its offer to exchange $300.0 million principal amount of registered 6 7/8% Senior Notes due 2014 of SESI, L.L.C., its wholly-owned subsidiary (the “Company”), for any and all outstanding unregistered 6 7/8% Senior Notes due 2014 of the Company expired and that all of the unregistered notes were tendered in the exchange offer and have been accepted.
Superior Energy Services, Inc. is a leading provider of specialized oilfield services and equipment focused on serving the production-related needs of oil and gas companies primarily in the Gulf of Mexico and the drilling-related needs of oil and gas companies in the Gulf of Mexico and select international market areas. The Company uses its production-related assets to enhance, maintain and extend production and, at the end of an offshore property’s economic life, plug and decommission wells. Superior also owns and operates mature oil and gas properties in the Gulf of Mexico.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.
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